                                                                  EXHIBIT 2.2




                              ASSET SALE AGREEMENT

                                    BETWEEN

                           BONNEVILLE HOLDING COMPANY

                                      AND

                             A.H. BELO CORPORATION

                            DATED NOVEMBER 29, 1994

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
                                      ARTICLE I.
                       TRANSFER OF ASSETS AND TERMS OF PAYMENT

       1.1     Transfer of Assets . . . . . . . . . . . . . . . . . . . . 2
       1.2     Liabilities  . . . . . . . . . . . . . . . . . . . . . . . 2
       1.3     Consideration  . . . . . . . . . . . . . . . . . . . . . . 2
       1.4     Manner of Payment  . . . . . . . . . . . . . . . . . . . . 3
                                     ARTICLE II.
                                     THE CLOSING

       2.1     Time and Place of Closing  . . . . . . . . . . . . . . . . 3
       2.2     Deliveries by Seller . . . . . . . . . . . . . . . . . . . 3
       2.3     Deliveries by Buyer  . . . . . . . . . . . . . . . . . . . 4
                                     ARTICLE III.
                       REPRESENTATIONS AND WARRANTIES OF SELLER

       3.1     Organization of Seller; Authority  . . . . . . . . . . . . 5
       3.2     No Defaults  . . . . . . . . . . . . . . . . . . . . . . . 5
       3.3     Undisclosed Liabilities  . . . . . . . . . . . . . . . . . 6
       3.4     Licenses . . . . . . . . . . . . . . . . . . . . . . . . . 6
       3.5     CBS Agreement  . . . . . . . . . . . . . . . . . . . . . . 7
       3.6     Litigation . . . . . . . . . . . . . . . . . . . . . . . . 7
       3.7     Instruments of Conveyance; Good Title  . . . . . . . . . . 7
       3.8     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . 7
                                     ARTICLE IV.
                       REPRESENTATIONS AND WARRANTIES OF BUYER

       4.1     Organization of Buyer; Authority . . . . . . . . . . . . . 7
       4.2     No Defaults  . . . . . . . . . . . . . . . . . . . . . . . 8
       4.3     Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . 8
       4.4     Qualification as a Broadcast Licensee  . . . . . . . . . . 8
                                      ARTICLE V.
                     COVENANTS OF SELLER PENDING THE CLOSING DATE

       5.1     Maintenance of FCC Authorizations  . . . . . . . . . . . . 8
       5.2     Representations and Warranties . . . . . . . . . . . . . . 9
       5.3     Corporate Action . . . . . . . . . . . . . . . . . . . . . 9
       5.4     CBS Consent  . . . . . . . . . . . . . . . . . . . . . . . 9

       5.5     Applications for Commission Consent  . . . . . . . . . .   9
       5.6     Confidential Information . . . . . . . . . . . . . . . .   9
       5.7     Consummation of Agreement  . . . . . . . . . . . . . . .  10
       5.8     Notice of Proceedings  . . . . . . . . . . . . . . . . .  10
       5.9     HSR Filing . . . . . . . . . . . . . . . . . . . . . . .  10
                                     ARTICLE VI.
                     COVENANTS OF BUYER PENDING THE CLOSING DATE

       6.1     Representations and Warranties . . . . . . . . . . . . .  10
       6.2     Corporate Action . . . . . . . . . . . . . . . . . . . .  11
       6.3     Applications for Commission Consent  . . . . . . . . . .  11
       6.4     Confidential Information . . . . . . . . . . . . . . . .  11
       6.5     Consummation of Agreement  . . . . . . . . . . . . . . .  11
       6.6     Notice of Proceedings  . . . . . . . . . . . . . . . . .  11
       6.7     HSR Filing . . . . . . . . . . . . . . . . . . . . . . .  12
                                     ARTICLE VII.
                       CONDITIONS TO THE OBLIGATIONS OF SELLER
       7.1     Representations, Warranties, Covenants, Related
               Agreement  . . . . . . . . . . . . . . . . . . . . . . .  12
       7.2     Proceedings  . . . . . . . . . . . . . . . . . . . . . .  13
       7.3     FCC Authorization  . . . . . . . . . . . . . . . . . . .  13
       7.4     HSR Approval . . . . . . . . . . . . . . . . . . . . . .  14
                                    ARTICLE VIII.
                        CONDITIONS TO THE OBLIGATIONS OF BUYER

       8.1     Representations, Warranties, Covenants, Related
               Agreement  . . . . . . . . . . . . . . . . . . . . . . .  14
       8.2     Proceedings  . . . . . . . . . . . . . . . . . . . . . .  15
       8.3     FCC Authorization  . . . . . . . . . . . . . . . . . . .  16
       8.4     HSR Approval . . . . . . . . . . . . . . . . . . . . . .  16
                                     ARTICLE IX.
                                   INDEMNIFICATION

       9.1     Survival; Limitations  . . . . . . . . . . . . . . . . .  16
       9.2     Indemnification of Buyer . . . . . . . . . . . . . . . .  16
       9.3     Indemnification of Seller  . . . . . . . . . . . . . . .  17
       9.4     Notice of Claims . . . . . . . . . . . . . . . . . . . .  17
       9.5     Defense of Third Party Claims  . . . . . . . . . . . . .  17
                                      ARTICLE X.
                               MISCELLANEOUS PROVISIONS

      10.1     Call Letters . . . . . . . . . . . . . . . . . . . . . .  18

       10.2    Abandonment of Agreement . . . . . . . . . . . . . . . .  19
       10.3    Liabilities Upon Termination . . . . . . . . . . . . . .  19
       10.4    Expenses . . . . . . . . . . . . . . . . . . . . . . . .  19
       10.5    Further Assurances . . . . . . . . . . . . . . . . . . .  20
       10.6    Waiver of Compliance . . . . . . . . . . . . . . . . . .  20
       10.7    Notices  . . . . . . . . . . . . . . . . . . . . . . . .  20
       10.8    Assignment . . . . . . . . . . . . . . . . . . . . . . .  21
       10.9    Governing Law  . . . . . . . . . . . . . . . . . . . . .  21
       10.10   Counterparts . . . . . . . . . . . . . . . . . . . . . .  21
       10.11   Entire Agreement; Amendments . . . . . . . . . . . . . .  22
       10.12   Specific Performance . . . . . . . . . . . . . . . . . .  22

          EXHIBITS

               Exhibit 2.2(a)      -    Assignment of Assets
               Exhibit 2.2(c)      -    Cross Receipt
               Exhibit 2.2(d)      -    Certificate of Secretary of Seller
               Exhibit 2.2(e)      -    Bring Down Certificate of Seller
               Exhibit 2.3(b)      -    Assumption Agreement
               Exhibit 2.3(c)      -    Certificate of Secretary of Buyer
               Exhibit 2.3(d)      -    Bring Down Certificate of Buyer

               Schedule 3.4        -    FCC Authorizations

                           BONNEVILLE HOLDING COMPANY

                              ASSET SALE AGREEMENT

         THIS ASSET SALE AGREEMENT ("Agreement") is dated as of November 29, 1994, and is between Bonneville Holding Company, a Utah corporation having its principal office in Salt Lake City, Utah ("Seller"), and A.H. Belo Corporation, a Delaware corporation having its principal office in Dallas, Texas ("Buyer").

         1. Seller is the licensee of television station KIRO-TV (the "Station") in Seattle, Washington. The licenses, permits and other authorizations issued to Seller by the Federal Communications Commission (the "FCC") relating to the Station set forth on Schedule 3.4 hereto hereinafter shall be referred to as the "FCC Authorizations."

         2. Seller is a party to a CBS Television Network Affiliation Agreement between CBS Inc. ("CBS") and KIRO, Inc. ("KIRO") dated April 29, 1993, as amended June 11, 1993 (the "CBS Agreement"). KIRO acted as the nominee of Seller in executing the CBS Agreement.

         3. CBS has given to Seller written notice of the intent of CBS to terminate the CBS Agreement. Seller has delivered a photocopy of such notice to Buyer.

         4. Pursuant to an operating agreement with Seller, KIRO operates the Station. KIRO owns substantially all of the assets of the Station other than the FCC Authorizations and the CBS Agreement.

         5. Seller is also the licensee of radio stations KIRO(AM) and KIRO-FM in Seattle, Washington (KIRO(AM) and KIRO-FM are collectively referred to herein as the "KIRO Radio Stations"). The KIRO Radio Stations are also operated by KIRO.

         6. Seller desires to transfer and Buyer desires to purchase the FCC Authorizations and the CBS Agreement.

         7. Pursuant to that certain KIRO, Inc. Stock Sale Agreement of even date herewith (the "KIRO Stock Sale Agreement"), KIRO has agreed to sell to Buyer all of the outstanding capital stock (the "Shares") of a wholly-owned subsidiary ("Subsidiary") of KIRO, Inc., which will at the Closing (as defined in Section 2.1 below) own certain assets related to the operation of the Station (the "KIRO Assets").

         8. In connection with the execution of this Agreement, each of Buyer and Seller are simultaneously delivering a disclosure schedule ("Buyer's Disclosure Schedule" and "Seller's Disclosure Schedule," respectively) which sets forth certain information with respect to their respective representations, warranties and agreements contained herein. Such Disclosure Schedules are incorporated herein by this reference and are hereby deemed a part of this Agreement.

         9. Based upon the representations and warranties made by each party to the other in this Agreement, the parties have agreed to consummate the sale of the FCC Authorizations and the CBS Agreement in accordance with the terms contained herein.

              ARTICLE I.  TRANSFER OF ASSETS AND TERMS OF PAYMENT

         1.1 TRANSFER OF ASSETS. Upon the terms and subject to the conditions of this Agreement, on the Closing Date (as defined in Section 2.1 below) Seller will grant, sell, assign, transfer, convey or cause to be conveyed, and deliver to Buyer, and Buyer will purchase and accept from Seller, all of Seller's right, title and interest (i) in and to the FCC Authorizations, and all applications therefor, together with any renewals, extensions or modifications thereof made between the date of this Agreement and the Closing Date and, to the extent assignable, (ii) in and to the CBS Agreement (the "BHC Assets").

         1.2 LIABILITIES. The BHC Assets shall be transferred and conveyed to Buyer free and clear of all liabilities, obligations, claims, liens, security interests and encumbrances, except for liabilities and obligations arising after the Closing Date under the CBS Agreement (the "Assumed Liabilities"). Buyer shall assume and pay each of the Assumed Liabilities.

         1.3     CONSIDERATION.

                 (a) PURCHASE PRICE. Subject to the conditions contained in this Agreement and in consideration of the sale of the BHC Assets and the Shares, Buyer will pay to Seller on the Closing Date the sum of One Hundred Sixty-Two Million Five Hundred Thousand Dollars

($162,500,000) (the "Purchase Price"), as may be adjusted pursuant to the KIRO Stock Sale Agreement, in the manner described in Section 1.4 below.

                 (b) ALLOCATION. The parties agree to allocate the Purchase Price between the BHC Assets and the Shares. The portion of the Purchase Price so allocated to the Shares in turn shall be allocated among the KIRO Assets. Within 30 days of the date of this Agreement, Seller and Buyer shall each provide the other with a written appraisal of the BHC Assets and the KIRO Assets for use in the allocation of the Purchase Price. Such appraisals shall be prepared by reputable appraisers in the broadcasting industry, one appraiser selected by each party. Upon the completion of the appraisals, the average of the two appraisals, or such other method as agreed by the parties, shall be used to arrive at the Purchase Price allocations. Each party shall bear the cost of its appraiser. Upon arriving at the Purchase Price allocations, the parties agree to use such allocations in completing and filing Internal Revenue Code Form 8594 for federal income tax purposes. Each party shall furnish the other with a copy of its Form 8594 prior to filing it with the Internal Revenue Service.

         1.4 MANNER OF PAYMENT. That portion of the Purchase Price allocated to the BHC Assets shall be paid to Seller by Buyer in immediately available funds by wire transfer on the Closing Date.

                            ARTICLE II.  THE CLOSING

         2.1 TIME AND PLACE OF CLOSING. The closing (the "Closing") of the sale and purchase of the BHC Assets shall be held in the offices of KIRO at 2807 Third Avenue, Seattle, Washington 98121 at 1:00 p.m. on a mutually agreed upon day within 30 days after the FCC consent to the assignment of the FCC Authorizations contemplated herein shall have become final, as defined in
Section 7.3 below, or such other time and place as shall be mutually agreed upon by the parties (the "Closing Date").

         2.2 DELIVERIES BY SELLER. At the Closing, Seller will deliver to Buyer the following, each of which shall be in form and substance reasonably satisfactory to Buyer:

                 (a) Assignment of Assets in a form substantially similar to the form attached hereto as Exhibit 2.2(a);

                 (b) To the extent assignable, consent to assignment from CBS relating to the CBS Agreement;

                 (c) Cross-Receipt in a form substantially similar to the form attached hereto as Exhibit 2.2(c);

                 (d) Certificate of Secretary of Seller in a form substantially similar to the form attached hereto as
                          Exhibit 2.2(d);

                 (e) Bring Down Certificate of Seller in a form substantially similar to the form attached hereto as
                          Exhibit 2.2(e);

                 (f)      Certificate of Seller's good standing in Utah; and

                 (g) Such other instruments of conveyance and transfer, in form and substance reasonably satisfactory to Buyer and its counsel, as shall be reasonably necessary or appropriate to comply with the purpose and intent of this Agreement.

         2.3 DELIVERIES BY BUYER. At the Closing, Buyer will deliver to Seller the following, each of which shall be in form and substance reasonably satisfactory to Seller:

                 (a) That portion of the Purchase Price allocated to the BHC Assets in immediately available funds;

                 (b) Assumption Agreement in a form substantially similar to the form attached hereto as Exhibit 2.3(b);

                 (c) Certificate of Secretary of Buyer in a form substantially similar to the form attached hereto as
                          Exhibit 2.3(c);

                 (d) Bring Down Certificate of Buyer in a form substantially similar to the form attached hereto as
                          Exhibit 2.3(d);

                 (e)      Certificate of Buyer's good standing in Delaware;

                 (f) Cross-Receipt in a form substantially similar to the form attached hereto as Exhibit 2.2(c); and

                 (g) Such other instruments of conveyance and transfer, in form and substance reasonably satisfactory to Seller and its counsel, as shall be reasonably necessary or appropriate to comply with the purpose and intent of this Agreement.

             ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER

         Except as set forth in Seller's Disclosure Schedule, Seller represents and warrants to Buyer as follows:

         3.1 ORGANIZATION OF SELLER; AUTHORITY. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Utah. Seller has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and general equitable principles.

         3.2 NO DEFAULTS. The execution, delivery and performance of this Agreement by Seller will not (a) conflict with any provision of the Articles of Incorporation or bylaws of Seller, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions, other than assignability, of any material contract, note, bond, mortgage or other material instrument or obligation to which Seller is a party or by which Seller may be bound, (c) in any material respect violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Seller, or (d) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever on any of the BHC Assets.

         3.3     UNDISCLOSED LIABILITIES.

                 (a) This Agreement including the schedules and exhibits hereto does not contain any untrue statement of a material fact or omit any statement of a material fact necessary in order to make the statements contains herein or therein not misleading.

                 (b) Notwithstanding anything to the contrary contained in this Agreement or the schedules and exhibits hereto, any information disclosed in one such document shall be deemed to be disclosed in each of the other such documents. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.

         3.4 LICENSES. As of the date of this Agreement, and except as set forth on Schedule 3.4, Seller is the holder of the FCC Authorizations. Seller has delivered to Buyer true and complete copies of the FCC Authorizations. Except as set forth on Schedule 3.4, the FCC Authorizations were validly issued, are in full force and effect and are unimpaired by any act or omission of Seller, or its officers, directors, stockholder, employees or agents. There is not now pending or, to the best of Seller's knowledge, threatened any action by or before the FCC to revoke, cancel, rescind, modify or refuse to renew any of such FCC Authorizations, and there is not now pending or, to the best of Seller's knowledge, threatened, issued or outstanding by or before the FCC, any investigation, Order to Show Cause, Notice of Violation, Notice of Apparent Liability or Notice of Forfeiture or complaint against Seller or any of its Affiliates (as defined in Section 7.3) with respect to the FCC Authorizations. In the event of any such action, or the filing or issuance of any such order, notice or complaint against Seller, or Seller's learning of the threat thereof, Seller shall promptly notify Buyer of the same in writing and shall take all reasonable measures, at its expense, to contest in good faith or seek removal or rescission of such action, order, notice or complaint. All reports, forms and statements required to be filed by Seller with the FCC with respect to the FCC Authorizations since the grant of the last renewal of the FCC Authorizations have been filed and are complete and accurate. Seller has no reason to believe that the FCC Authorizations will not be renewed in the ordinary course. Except as set forth on Schedule 3.4, the FCC Authorizations comprise all of the licenses, permits and authorizations required from the FCC for the conduct of the business of the Station as now conducted. The main transmitter FCC license is not subject to any restriction or condition and the remaining FCC Authorizations are not subject in any material respect to any restriction or condition which would limit the conduct of the business of the Station as now conducted.

         3.5 CBS AGREEMENT. The CBS Agreement is valid, binding and enforceable by Seller in accordance with its terms in all material respects. There is no existing default, event of default or other event under such CBS Agreement which, with or without notice or lapse of time or both, would constitute a material default or a material event of default under the CBS Agreement. Seller has provided Buyer with a complete copy of the CBS Agreement.

         3.6 LITIGATION. There is no litigation pending by or against or, to the best of Seller's knowledge, threatened against Seller which materially affects any of the BHC Assets or Seller's ability to perform in accordance with the terms of this Agreement.

         3.7 INSTRUMENTS OF CONVEYANCE; GOOD TITLE. The instruments to be executed by Seller and delivered to Buyer at the Closing, conveying the BHC Assets to Buyer, will be in a form sufficient to transfer all of Seller's right, title and interest to the BHC Assets free and clear of all liabilities, obligations and encumbrances, except as imposed by the FCC or provided elsewhere in this Agreement.

         3.8 BROKERS. There is no broker or finder or other person who would have any valid claim against Buyer for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Seller.

              ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF BUYER

         Except as set forth in Buyer's Disclosure Schedule, Buyer represents and warrants to Seller as follows:

         4.1 ORGANIZATION OF BUYER; AUTHORITY. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and general equitable principles.

         4.2 NO DEFAULTS. The execution, delivery and performance of this Agreement by Buyer will not (a) conflict with any provision of the Certificate of Incorporation or bylaws of Buyer, (b) result in a default (or give rise to any right of termination, cancellation or acceleration) under or conflict with any of the terms, conditions or provisions, other than assignability, of any material contract, note, bond, mortgage or other material instrument or obligation to which Buyer is a party or by which Buyer may be bound, or (c) in any material respect violate any law, statute, rule, regulation, order, injunction or decree of any federal, state or local governmental authority or agency applicable to Buyer.

         4.3 BROKERS. There is no broker or finder or other person who would have any valid claim against Seller for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding or action by Buyer.

         4.4 QUALIFICATION AS A BROADCAST LICENSEE. Buyer knows of no fact that would, under existing law and the existing rules, regulations and practices of the FCC, disqualify Buyer as an assignee of the FCC
Authorizations. Buyer will take no action which it knows or has reason to know would cause such disqualification.

            ARTICLE V.  COVENANTS OF SELLER PENDING THE CLOSING DATE

         Seller covenants and agrees that from the date hereof to and including the Closing Date:

         5.1 MAINTENANCE OF FCC AUTHORIZATIONS. Seller shall promptly execute any necessary applications for renewal of the FCC Authorizations without conditions adverse to

Buyer. Seller shall deliver to Buyer, promptly after filing, copies of any reports, applications or communications with the FCC related to the Station which are filed between the date of the Agreement and the Closing Date.

         5.2 REPRESENTATIONS AND WARRANTIES. Seller shall render accurate at and as of the Closing Date the representations and warranties made by it in this Agreement. Seller shall give detailed written notice to Buyer promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Seller prior to the date hereof, of any of the representations or warranties of Seller contained in this Agreement or in any schedule hereto.

         5.3 CORPORATE ACTION. Subject to the provisions of this Agreement, Seller will take all necessary corporate and other action required of it to carry out the transactions contemplated by this Agreement.

         5.4 CBS CONSENT. Seller shall use its reasonable best efforts to obtain or cause to be obtained prior to the Closing Date consents to the assignment to or assumption by Buyer of the CBS Agreement; provided, however, that Seller shall not be required to make any payments or to incur any obligations to CBS in connection with obtaining such consent.

         5.5 APPLICATIONS FOR COMMISSION CONSENT. As promptly as practicable after the date of this Agreement, and in no event later than ten days after the execution of this Agreement, Seller will join with Buyer to file applications with the FCC requesting its written consent to the assignment of the FCC Authorizations (and any extensions or renewals thereof) to Buyer. Seller will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion.

         5.6 CONFIDENTIAL INFORMATION. Seller shall not disclose to third parties any information regarding Buyer designated as confidential and received from Buyer or its agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which: (i) is known to

Seller at the time of its disclosure to it; (ii) becomes publicly known or available other than through disclosure by Seller; (iii) is rightfully received by Seller from a third party; or (iv) is independently developed by Seller.

         5.7     CONSUMMATION OF AGREEMENT.  Subject to the provisions of
Section 10.2 of this Agreement, Seller shall use its reasonable best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

         5.8 NOTICE OF PROCEEDINGS. As promptly as is practicable, Seller will notify Buyer in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission or any nongovernmental entity of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         5.9 HSR FILING. As promptly as practicable after the date of this Agreement, and in no event later than 20 days after the execution of this Agreement, Seller will file a premerger notification and report form ("HSR Filing") with the Federal Trade Commission (the "FTC") and the Department of Justice (the "DOJ") pursuant to the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended. Seller will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such HSR Filing and its prosecution to a favorable conclusion.

            ARTICLE VI.  COVENANTS OF BUYER PENDING THE CLOSING DATE

         Buyer covenants and agrees that from the date hereof to and including the Closing Date:

         6.1 REPRESENTATIONS AND WARRANTIES. Buyer shall render accurate at and as of the Closing Date the representations or warranties of Buyer contained in this Agreement or in any schedule hereto. Buyer shall give detailed written notice to Seller promptly upon the occurrence of or becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach, or would have caused a breach had such event occurred or been known to Buyer prior to the date hereof, of any of the representations and warranties of Buyer contained in this Agreement or in any schedule hereto.

         6.2 CORPORATE ACTION. Subject to the provisions of this Agreement, Buyer will take all necessary corporate and other action required of it to carry out the transactions contemplated by this Agreement.

         6.3 APPLICATIONS FOR COMMISSION CONSENT. As promptly as practicable after the date of this Agreement, and in no event later than ten days after the execution of this Agreement, Buyer will join with Seller to file applications with the FCC requesting its written consent to the assignment of the FCC Authorizations (and any extensions or renewals thereof) to Buyer.
Buyer will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such applications and their prosecution to a favorable conclusion.

         6.4 CONFIDENTIAL INFORMATION. Buyer shall not disclose to third parties any information regarding Seller designated as confidential and received from Seller or its agents in the course of investigating, negotiating and completing the transactions contemplated by this Agreement. Nothing shall be deemed to be confidential information which: (i) is known to Buyer at the time of its disclosure to it; (ii) becomes publicly known or available other than through disclosure by Buyer; (iii) is rightfully received by Buyer from a third party; (iv) is independently developed by Buyer; or (v) relates to the BHC Assets provided that the transactions contemplated by this Agreement are consummated.

         6.5     CONSUMMATION OF AGREEMENT.  Subject to the provisions of
Section 10.2 of this Agreement, Buyer shall use its reasonable best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement and to cause the transactions contemplated by this Agreement to be fully carried out.

         6.6 NOTICE OF PROCEEDINGS. As promptly as is practicable, Buyer will notify Seller in writing upon becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of this Agreement or the transactions contemplated hereunder, or upon receiving any notice from any governmental department, court, agency or commission or any nongovernmental entity of its intention to institute an investigation into, or institute a suit or proceeding to restrain or enjoin the consummation of this Agreement or such transactions, or to nullify or render ineffective this Agreement or such transactions if consummated.

         6.7 HSR FILING. As promptly as practicable after the date of this Agreement, and in no event later than 20 days after the execution of this Agreement, Buyer will file an HSR Filing with the FTC and the DOJ. Buyer will diligently take, or cooperate in the taking of, all steps that are necessary, proper or desirable to expedite the preparation of such HSR Filing and its prosecution to a favorable conclusion.

             ARTICLE VII.  CONDITIONS TO THE OBLIGATIONS OF SELLER

         The obligations of Seller under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date:

         7.1     REPRESENTATIONS, WARRANTIES, COVENANTS, RELATED AGREEMENT.

                 (a) Each of the representations and warranties of Buyer contained in this Agreement and in any schedule hereto shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate;

                 (b) Buyer shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

                 (c) All obligations of Buyer to complete the transactions contemplated by the KIRO Stock Sale Agreement shall have been fulfilled or waived, and Buyer shall have completed such transactions prior to the Closing; and

                 (d) Buyer shall have delivered to Seller a certificate of an officer of Buyer, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 7.1(a) and 7.1(b) above.

         7.2     PROCEEDINGS.

                 (a) No action or proceeding shall have been instituted before any court or governmental body (i) to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement, or to revoke, cancel, fail to renew, suspend or adversely modify the main transmitter FCC license of the Station, and (ii) which, in the reasonable opinion of Seller, may reasonably be expected to result in a permanent injunction against such consummation, an award of such substantial damages or a forfeiture of the main transmitter FCC license; and

                 (b) Neither of the parties to this Agreement shall have received written notice from any federal governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby or the KIRO Stock Sale Agreement or the transactions contemplated thereby, or to commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigative Demand) into the consummation of this Agreement or the KIRO Stock Sale Agreement, or (ii) the actual commencement of such an investigation.

         In the event such a notice of intention is received or such an investigation is commenced, this Agreement may not be abandoned by Seller for a period of 90 days from the date of such notice of intention or notice of commencement, but the Closing shall be delayed during such period. This Agreement may be abandoned after this 90 day period if, in the reasonable opinion of Seller, there is a likely probability that an investigation will result in an action or proceeding of the type described in clause (a) of this
Section 7.2.

         7.3 FCC AUTHORIZATION. The FCC shall have given its written consent to the assignment of the FCC Authorizations, without any conditions materially adverse to Seller or its Affiliates or shareholder, and such consent shall have become a Final Order. For purposes of this

Agreement, the following terms shall have the meanings set forth below. "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person. "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise,. "Person" means an individual, corporation, partnership, trust or unincorporated organization or a government or agency or political subdivision thereof. "Final Order" means any action by the FCC which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and the time for the FCC to set aside the action on its own motion shall have expired. The parties may mutually agree to waive the requirement that said consent shall have become a Final Order.

         7.4 HSR APPROVAL. The waiting period relating to the HSR Filing shall have expired or shall have been terminated.

             ARTICLE VIII.  CONDITIONS TO THE OBLIGATIONS OF BUYER

         The obligations of Buyer under this Agreement are, at its option, subject to the fulfillment of the following conditions prior to or at the Closing Date.

         8.1     REPRESENTATIONS, WARRANTIES, COVENANTS, RELATED AGREEMENT.

                 (a) Each of the representations and warranties of Seller contained in this Agreement and in any schedule hereto shall have been true and accurate as of the date when made and shall be deemed to be made again on and as of the Closing Date and shall then be true and accurate;

                 (b) Seller shall have performed and complied with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or at the Closing Date;

                 (c) All obligations of Seller to complete the transactions contemplated by the KIRO Stock Sale Agreement shall have been fulfilled or waived, and Seller shall have completed such transactions prior to the Closing; and

                 (d) Seller shall have delivered to Buyer a certificate of an officer of Seller, dated the Closing Date, certifying to the fulfillment of the conditions set forth in Sections 8.1(a) and 8.1(b) above.

         8.2     PROCEEDINGS.

                 (a) No action or proceeding shall have been instituted before any court or governmental body (i) to restrain or prohibit, or to obtain substantial damages in respect of, the consummation of this Agreement, or to revoke, cancel, fail to renew, suspend or adversely modify the main transmitter FCC license of the Station, and (ii) which, in the reasonable opinion of Buyer, may reasonably be expected to result in a permanent injunction against such consummation, an award of such substantial damages or a forfeiture of the main transmitter FCC license; and

                 (b) Neither of the parties to this Agreement shall have received written notice from any federal governmental body of (i) its intention to institute any action or proceeding to restrain or enjoin or nullify this Agreement or the transactions contemplated hereby or the KIRO Stock Sale Agreement or the transactions contemplated thereby, or to commence any investigation (other than a routine letter of inquiry, including a routine Civil Investigative Demand) into the consummation of this Agreement or the KIRO Stock Sale Agreement, or (ii) the actual commencement of such an investigation.

         In the event such a notice of intention is received or such an investigation is commenced, this Agreement may not be abandoned by Buyer for a period of 90 days from the date of such notice of intention or notice of commencement, but the Closing shall be delayed during such period. This Agreement may be abandoned after this 90 day period if, in the reasonable opinion of Buyer, there is a likely probability that an investigation will result in an action or proceeding of the type described in clause (a) of this
Section 8.2.

         8.3 FCC AUTHORIZATION. The FCC shall have given its written consent to the assignment of the FCC Authorizations, without any conditions materially adverse to Buyer or its Affiliates or shareholders, and such consent shall have become a Final Order as defined in Section 7.3 above.

         8.4 HSR APPROVAL. The waiting period relating to the HSR Filing shall have expired or shall have been terminated.

                          ARTICLE IX.  INDEMNIFICATION

         9.1     SURVIVAL; LIMITATIONS.

                 (a) The several representations, warranties, covenants and agreements of Seller and Buyer contained in or made pursuant to this Agreement shall be deemed to have been made on the Closing Date, shall survive the Closing Date and shall remain operative and in full force and effect for a period of one year after the Closing Date, except that the representations, warranties, covenants and agreements contained in Sections 3.1, 3.2, 3.4, 4.1, 4.2, and 4.4 shall survive for a period of three years and the covenants and agreements contained in Sections 5.5, 6.4 and 10.1 shall survive without time limit.

                 (b) Neither Buyer nor Seller shall be entitled to recover under this Agreement for any indemnification claims or for any breach of this Agreement until the aggregate losses, damages, or expenses suffered by it exceed $500,000 (the "Threshold"), whereupon Buyer or Seller shall be entitled to indemnification hereunder for indemnification claims from the other party for any losses, damages or expenses suffered by Buyer or Seller in excess of the Threshold.

                 (c) The combined maximum aggregate liability of Seller and KIRO and the maximum aggregate liability of Buyer for indemnification claims under this Agreement and the KIRO Stock Sale Agreement shall be the Purchase Price.

         9.2 INDEMNIFICATION OF BUYER. Subject to Section 9.1, Seller agrees that it shall indemnify and hold Buyer and its successors and assigns harmless from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities, including without limitation liabilities for reasonable attorney's fees, accounting fees, consulting fees and engineering fees and disbursements ("Loss and Expense") suffered directly or indirectly by Buyer by reason of, or arising out of:

                 (a) any breach of representation or warranty made by Seller pursuant to this Agreement, and

                 (b) any failure by Seller to perform or fulfill any of its covenants or agreements set forth in this Agreement or the documents specified in Section 2.2 above.

         9.3 INDEMNIFICATION OF SELLER. Subject to Section 9.1, Buyer agrees that it shall indemnify and hold Seller and its successors and assigns harmless from and against any and all Loss and Expense suffered directly or indirectly by Seller by reason of, or arising out of:

                 (a) any breach of representation or warranty made by Buyer pursuant to this Agreement, and

                 (b) any failure by Buyer to perform or fulfill any of its covenants or agreements set forth in this Agreement or the documents described in Section 2.3 above.

         9.4 NOTICE OF CLAIMS. If Seller or Buyer believes that it has suffered or incurred any Loss and Expense, it shall notify the other party promptly in writing and within the applicable time period specified in Section
9.1 above, describing such Loss and Expense, the amount thereof, if known, and the method of computation of such Loss and Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such Loss and Expense shall have occurred.

         9.5     DEFENSE OF THIRD PARTY CLAIMS.

                 (a) If any action at law or suit in equity is instituted by a third party (a "Claim") with respect to which any of the parties intends to claim a Loss and Expense under this Article IX, such party shall promptly notify the indemnifying party of such action or suit. The indemnifying party shall have the right to conduct and control any Claim through counsel of its own choosing, but the indemnified party may, at its election, participate in the defense of any such Claim at its sole cost and expense. If the indemnifying party does not notify the indemnified party within ten days after receipt of the notice specified in this Section 9.5 that it is defending any such Claim, then the indemnified party may defend such Claim and settle such Claim, through counsel of its own choosing, and recover from the indemnifying party the amount of such reasonable settlement or of any judgment and the reasonable costs and expenses of such defense, including, but not limited to, reasonable attorneys' fees and disbursements. In the event that the indemnifying party makes any payment to the indemnified party for indemnification for which the indemnified party could have collected on a claim against a third party, the indemnifying party shall be entitled to pursue claims and conduct litigation on behalf of the indemnified party and any of its successors, to pursue and collect on any indemnification or other remedy available to the indemnified party thereunder with respect to such claim and generally to be subrogated to the rights of the indemnified party with respect to those claims.

                 (b) Notwithstanding the foregoing, the failure by a party to abide by these terms and conditions shall not affect the other party's obligations to indemnify such party against Loss and Expense under this Article IX, except to the extent that such failure shall have materially adversely affected the indemnifying party's ability to defend against or satisfy, or shall have prevented the settlement of, any liability, damage, loss, claim or demand for which the indemnified party is entitled to indemnification under this Agreement.

                      ARTICLE X.  MISCELLANEOUS PROVISIONS

         10.1 CALL LETTERS. Seller hereby grants its consent for Buyer or an Affiliate of Buyer to use the call letters "KIRO-TV" for the Station for so long as the Station is licensed to Buyer or an Affiliate of Buyer. If there is an assignment of license or a transfer of control of the Station to a person or entity not affiliated with Buyer, the successor assignee or transferee shall not be permitted to use the call letters "KIRO-TV" for the Station. Similarly, Buyer agrees that the KIRO Radio Stations may continue to use their existing call letters ("KIRO(AM)" and "KIRO-FM"). However, if there is an assignment of license or transfer of control of either of the KIRO Radio Stations to a person or entity not affiliated with Seller, the successor assignee or transferee shall not be permitted to use the existing call letters for that station.

         10.2 ABANDONMENT OF AGREEMENT. This Agreement may be terminated by Seller or Buyer at any time prior to the Closing Date by the mutual consent of both parties hereto or upon the occurrence of one of the following events:

                 (a)      by Seller if any of the conditions provided in
Article VII hereof have not been met by the time required and have not been waived; or

                 (b) by Buyer if any of the conditions provided in Article VIII hereof have not been met by the time required and have not been waived; or

                 (c) by any non-defaulting party hereto if the Closing of the transactions contemplated by this Agreement have not been completed by the earlier of (a) September 30, 1995 or (b) 45 days after the FCC has consented to the assignment of FCC Authorizations contemplated by this Agreement and all such consents shall have become a Final Order, as defined in Section 7.3 above; or

                 (d) by Seller if the KIRO Stock Sale Agreement is terminated as a result of Buyer's breach of that Agreement; or

                 (e) by Buyer if the KIRO Stock Sale Agreement is terminated as a result of KIRO's breach of that Agreement.

         No termination pursuant to this Section 10.2 shall relieve any party of liability it would otherwise have for breach of this Agreement.

         10.3 LIABILITIES UPON TERMINATION. In the event this Agreement is terminated pursuant to Section 10.2 above, no party hereto shall have any liability to any other for costs, expenses, damages, loss of anticipated profits or otherwise, unless the termination occurs because of any misrepresentation or breach of warranty by a party hereto or the failure of performance of, or compliance with, any covenant or agreement contained in this Agreement.

         10.4 EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such costs and expenses. Buyer and KIRO will share equally any FCC filing or grant fees and any filing fees related to the HSR Filing.

         10.5 FURTHER ASSURANCES. From time to time after the Closing Date, Seller will execute all such instruments and take all such actions as Buyer shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other instruments in addition to those to be delivered on the Closing Date and any and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.

         10.6 WAIVER OF COMPLIANCE. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by the party granting the waiver. Any such waiver or failure to insist upon strict compliance with a term of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

         10.7 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or by facsimile transmission or mailed by registered or certified mail (return receipt requested), postage prepaid, or by a reputable overnight delivery service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                 (a)      If to Seller, to:

                          Bonneville International Corporation
                          Broadcast House
                          55 North 300 West
                          Salt Lake City, Utah 84180
                          Attention:  Bruce T. Reese
                          Fax No.: (801) 575-5652

                 With a copy to (which shall not constitute notice):

                          Bonneville International Corporation
                          Broadcast House
                          55 North 300 West
                          Salt Lake City, Utah 84180
                          Attention:  Robert A. Johnson, Esq.
                          Fax No.:  (801) 575-7548

                 (b)      If to Buyer, to:

                          A.H. Belo Corporation
                          400 South Record Street
                          Dallas, Texas 75202
                          Attention:  Ward L. Huey, Jr.
                          Fax No.:  (214) 977-8209

                 With a copy to (which shall not constitute notice):

                          A.H. Belo Corporation
                          400 South Record Street
                          Dallas, Texas 75202
                          Attention:  Michael J. McCarthy, Esq.
                          Fax No.:  (214) 977-8209

         10.8 ASSIGNMENT. This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement shall not be assigned by any party hereto without the written consent of the other party; provided, however, that Buyer may assign its rights under this Agreement to a wholly-owned subsidiary of Buyer prior to the Closing. Buyer and such assignee shall be jointly and severally liable under this Agreement.

         10.9 GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Washington (and not the laws pertaining to conflicts or choice of law).

         10.10 COUNTERPARTS. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that all parties are not signatory to the original or same counterpart.

         10.11 ENTIRE AGREEMENT; AMENDMENTS. This Agreement, including the exhibits and schedules hereto and the documents delivered by Seller and Buyer pursuant to Article II above embody the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings between the parties. This Agreement may not be amended except in writing signed by both parties.

         10.12 SPECIFIC PERFORMANCE. Each of Buyer and Seller acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of Buyer and Seller agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled at law or in equity.

                            xxxxxxxxxxxxxxxxxxxxxxxx

         Seller and Buyer have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.



                                    BONNEVILLE HOLDING COMPANY


                                    BY:     /S/  BRUCE T. REECE
                                        ---------------------------------------

                                    TITLE:  EXECUTIVE VICE PRESIDENT AND CHIEF
                                           ------------------------------------
                                            OPERATING OFFICER
                                           ------------------------------------


                                    A.H. BELO CORPORATION


                                    BY:     /S/  ROBERT W. DECHERD
                                        ---------------------------------------

                                    TITLE:  CHAIRMAN OF THE BOARD, PRESIDENT
                                          -------------------------------------
                                            AND CHIEF EXECUTIVE OFFICER
                                          -------------------------------------